EXHIBIT 23.1

Raimundo Fdez. Villaverde, 65 28003 Madrid España Tel.: +34 915 14 50 00 Fax: +34 915 14 51 80 +34 915 56 74 30

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-4 of our reports dated February 26, 2004 (except for Note 25, as to which the date is June 29, 2004) and February 25, 2004 (except for the Note 22, as to which the date is June 25, 2004), relating respectively to the financial statements of Telefónica, S. A. and Terra Networks, S.A. appearing respectively in the Annual Reports on Forms 20-F of Telefónica, S. A. and Terra Networks, S.A. for the year ended December 31, 2003 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte, S.L.
Deloitte, S.L.

Madrid, Spain
March 4, 2005